SUB-ADMINISTRATION AGREEMENT

AGREEMENT made as of May 31, 2001, by and between Milestone Capital Management LP (the "Administrator"), and The Bank of New York, a New York banking organization (the "Sub-Administrator").

W I T N E S S E T H :

WHEREAS, the Administrator has contracted to provide administration services for each investment company listed on Exhibit A hereto (each a "Fund") and for the portfolios of each Fund identified on Schedule A (each a "Series"); and

WHEREAS, the Administrator's contract with each Fund authorizes the Administrator to delegate any of its duties or obligations to any agent whenever and on such terms and conditions as it deems appropriate upon a Fund's prior written consent; and

WHEREAS, the Administrator desires to retain the Sub-Administrator to provide administration services for each Fund and each Series, and the Sub-Administrator is willing to provide such administration services on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Appointment.

The Administrator hereby appoints the Sub-Administrator as its agent for the term of this Agreement to perform the services described herein. The Sub-Administrator hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

2. Representations and Warranties.

The Administrator hereby represents and warrants to the Sub-Administrator, which representations and warranties shall be deemed to be continuing, that:

(a) It and each Fund and Series is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by the Administrator in accordance with all requisite action and constitutes a valid and legally binding obligation of the Administrator, enforceable in accordance with its terms; and

(c) It and each Fund and Series is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement.

3. Delivery of Documents.

(a) The Administrator will promptly deliver to the Sub-Administrator true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

(i) Each Fund's articles of incorporation or other organizational document and all amendments thereto (the "Charter");

(ii) Each Fund's bylaws (the "Bylaws");

(iii) Resolutions of each Fund's board of directors or other governing body (the "Board") approving this Agreement;

(iv) Each Fund's registration statement most recently filed with the Securities and Exchange Commission (the "SEC") relating to the shares of such Fund (the "Registration Statement");

(v) Each Fund's Notification of Registration under the 1940 Act on Form N-8A filed with the SEC; and

(vi) Each Fund's Prospectus and Statement of Additional Information pertaining to the Series (collectively, the "Prospectus").

(b) Each copy of a Charter shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if the Charter is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to the Administrator. Each copy of any Bylaws, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be certified by the Secretary or an Assistant Secretary of the appropriate Fund.

(c) It shall be the sole responsibility of the Administrator to deliver to the Sub-Administrator its currently effective Prospectus and the Administrator shall not be deemed to have notice of any information contained in such Prospectus until it is actually received by the Administrator.

4. Duties and Obligations of the Sub-Administrator.

(a) Subject to the direction and control of the Administrator and the provisions of this Agreement, the Sub-Administrator shall provide with respect to each Fund the administrative services set forth on Schedule I attached hereto.

(b) In performing hereunder, the Sub-Administrator shall provide, at its expense, office space, facilities, equipment and personnel.

(c) The Sub-Administrator shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, maintenance of any Fund's financial records or other services normally performed by the Funds' respective counsel or independent auditors.

(d) Upon receipt of the Administrator's and a Fund's prior written consent (which shall not be unreasonably withheld), the Sub-Administrator may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate. Notwithstanding the foregoing, no such consent shall be required for any such delegation to any other subsidiary of The Bank of New York Company, Inc. The Sub-Administrator shall not be liable to the Administrator or to any Fund for any loss or damage arising out of, or in connection with, the actions or omissions to act of any delegee or agent utilized hereunder so long as the Sub-Administrator acts in good faith and without negligence or willful misconduct in the selection of such delegee or agent.

(e) The Administrator shall cause its officers and each Fund's officers, advisors, sponsor, distributor, legal counsel, independent accountants, and transfer agent to cooperate with the Sub-Administrator and to provide the Sub-Administrator, upon request, with such information, documents and advice relating to a Fund as is within the possession or knowledge of such persons, in order to enable the Sub-Administrator to perform its duties hereunder. In connection with its duties hereunder, the Sub-Administrator shall be entitled to rely, and shall be held harmless by the Administrator when acting in reliance, upon the instructions, advice or any documents relating to a Fund provided to the Sub-Administrator by any of the aforementioned persons. The Sub-Administrator shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Administrator or any Fund to cause any information, documents or advice to be provided to the Sub-Administrator as provided herein. All fees or costs charged by such persons shall be borne by the Administrator.

(f) Nothing in this Agreement shall limit or restrict the Sub-Administrator, any affiliate of the Sub-Administrator or any officer or employee thereof from acting as administrator or sub-administrator for or with any third parties.

(g) The Sub-Administrator may apply to an officer of Administrator for written instructions with respect to any matter arising in connection with the Sub-Administrator's performance hereunder, and the Sub-Administrator shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions. Such application for instructions may, at the option of the Sub-Administrator, set forth in writing any action proposed to be taken or omitted to be taken by the Sub-Administrator with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Sub-Administrator shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, the Sub-Administrator has received written instructions in response to such application specifying the action to be taken or omitted. The Sub-Administrator may consult with counsel to the Administrator or its own counsel, at the Administrator's expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

(h) Notwithstanding any other provision contained in this Agreement or any Schedule hereto, the Sub-Administrator shall have no duty or obligation to with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Administrator of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund, (ii) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to it shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of a Fund making or not making any distribution or dividend payment, or any election with respect thereto.

(i) The Sub-Administrator shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I hereto, and no covenant or obligation shall be implied against the Sub-Administrator in connection with this Agreement.

5. Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the appropriate Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Fund's trustees: directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of any Fund shares, fees and expenses incident to the registration or qualification under federal or state securities laws of the Fund or its shares, costs (including printing and mailing costs) of preparing and distributing Prospectuses, reports, notices and proxy material to any Fund's shareholders, all expenses incidental to holding meetings of such Fund's trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors and officers.

6. Standard of Care: Indemnification.

(a) Except as otherwise provided herein, the Sub-Administrator shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys' and accountants' fees) incurred by a Fund, except those costs, expenses, damages, liabilities or claims arising out of the Sub-Administrator's own gross negligence or willful misconduct. In no event shall the Sub-Administrator be liable to the Administrator or any Fund or any other third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.

(b) The Administrator shall indemnify and hold harmless the Sub-Administrator from and against any and all costs, expenses, damages, liabilities and claims (including, without limitation, claims asserted by the Administrator or by any Fund), and reasonable attorneys' and accountants' fees relating thereto, which are sustained or incurred or which  may be asserted against the Sub-Administrator, by reason of or as a result of any action taken or omitted to be taken by the Sub-Administrator in good faith hereunder or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) a Fund's Registration Statement or Prospectus, (iii) any instructions of an officer of Administrator or any Fund, or (iv) any opinion of legal counsel for any Fund, the Administrator, or the Sub-Administrator, or arising out of transactions or other activities of a Fund or the Administrator which occurred prior to the commencement of this Agreement; provided, that the Administrator shall not indemnify the Sub-Administrator for those costs, expenses, damages, liabilities or claims for which the Administrator is liable under preceding sub-section (a) of this Section 6. This indemnity shall be a continuing obligation of the Administrator, its successors and assigns, notwithstanding the termination of this Agreement.

(c) Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument believed by the Administrator to be genuine or bearing the signature of a person or persons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for any Fund, the Administrator or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

7. Compensation.

For the services provided hereunder, the Administrator agrees to pay the Sub-Administrator such compensation as is mutually agreed from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by the Sub-Administrator in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. The Sub-Administrator shall from time to time deliver to the Administrator invoices for services rendered. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement.

8. Term of Agreement.

(a) This Agreement shall continue until terminated by either the Sub- Administrator giving to the Administrator, or the Administrator giving to the Sub-Administrator, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice. Upon termination hereof, the Administrator shall pay to the Sub-Administrator such compensation as may be due as of the date of such termination, and shall reimburse the Sub-Administrator for any disbursements and expenses made or incurred by the Sub-Administrator and payable or reimbursable hereunder.

(b) Notwithstanding the foregoing, the Sub-Administrator or the Administrator may terminate this Agreement upon 30 days prior written notice if the Administrator shall fail to perform its obligations hereunder in a material respect.

9. Force Majeure.

The Sub-Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots: interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Sub-Administrator shall use its best efforts to resume performance as soon as practicable under the circumstances.

10. Amendment.

This Agreement may not be amended or modified in any manner except by a written agreement executed by the Administrator and the Sub-Administrator, and authorized or approved by each Fund's Board.

11. Assignment.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Administrator without the written consent of the Sub-Administrator, or by the Sub-Administrator without the written consent of the Administrator and the affected Fund accompanied by the authorization or approval of such Fund's Board.

12. Governing Law: Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Administrator hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement. To the extent that in any jurisdiction the Administrator may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Administrator irrevocably agrees not to claim, and it hereby waives, such immunity.

13. Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

14. No Waiver.

Each and every right granted to the Sub-Administrator hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Sub-Administrator to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by the Sub-Administrator of any right preclude any other or future exercise thereof or the exercise of any other right.

15. Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to the Administrator, at

Milestone Capital Management, L.P.

One Executive Boulevard

Yonkers, NY 10701

Attention:

Jeffrey R. Hanson

Chief Operating Officer

if to the Sub-Administrator, at

The Bank of New York

100 Church Street

New York, New York 10386

Attention:

Lisa Cursio

Vice President

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

16. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

MILESTONE CAPITAL MANAGEMENT LP

By: /s/

Title:

THE BANK OF NEW YORK

By: /s/ Ira R. Rosner

Title:

Ira R. Rosner

Vice President

EXHIBIT A

Name of Fund	Series

The Milestone Fund	Treasury Obligations Portfolio

SCHEDULE I

ADMINISTRATIVE SERVICES

1.

Maintain each Fund's minute book and its general corporate records (other than accounting books and records).

2.

Monitor and document compliance by each Series with its policies and restrictions as delineated in its Prospectus.

3.

Participate in the periodic updating of each Series Registration Statement and Prospectus and, subject to approval by the Administrator and legal counsel, coordinate the preparation, filing, printing and dissemination of periodic reports and other information to the SEC and the Series' shareholders, including annual and semi-annual reports to shareholders, annual and semi-annual Form N-SAR, notices pursuant to Rule 34(f)-2 and proxy materials.

4.

Prepare federal, state and local income tax returns for each Series and file such returns upon the approval of the Administrator; monitor and report on Sub-Chapter M qualifications; prepare and file all Form 1099s with respect to each Series' directors or trustees; monitor compliance with Section 4982 of the Internal Revenue Code; calculate and maintain records pertaining to Original Issue Discount and premium amortization as required; perform ongoing wash sales review (i.e., purchases and sales of Series investments within 30 days of each other).

5.

Prepare and, subject to approval of the Administrator, disseminate to such Series' Board quarterly unaudited financial statements and schedules of such Series investments and make presentations to the Board, as appropriate.

6.

Subject to approval of the Administrator, assist such Series in obtaining fidelity bond and E&O/D&O insurance coverage.

7.

Prepare statistical reports for outside information services (e.g., IBC/Donoghue, ICI, Lipper Analytical and Morningstar).

8.

Attend shareholder and Board meetings as requested from time to time.

9.

Maintain expense files and coordinate the payment of invoices.